Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contact: Kim Myers
Arbitron Inc.
410-312-8500
kim.myers@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2012 FIRST QUARTER
FINANCIAL RESULTS
Company reports earnings per share (diluted) of $0.64;
Net income increases 9.6 percent on revenue growth of 5.5 percent;
Reiterates 2012 full-year guidance for revenue and earnings per share.

Columbia MD, April 19, 2012 – Arbitron Inc. (NYSE: ARB) today announced financial results for the first quarter ended March 31, 2012.

Net income for the quarter increased 9.6 percent to $17.8 million, or $0.64 per share (diluted), compared with $16.2 million, or $0.59 per share (diluted), for the first quarter of 2011.

For the first quarter of 2012, the Company reported revenue of $106.4 million, an increase of 5.5 percent compared to revenue of $100.9 million during the first quarter of 2011. Revenue for the quarter benefited primarily from annual rate increases, including the continued phase-in of contracted price increases for the Company’s Portable People MeterTM (PPMTM) service.

Costs and expenses for the first quarter 2012 increased by 4.7 percent to $75.2 million from $71.8 million in the first quarter 2011. Approximately $2.8 million of the increase was due to costs associated with Arbitron Mobile, which was acquired in July 2011, and to planned incremental investments in cross platform initiatives. The net pre-tax investment during the first quarter of 2012 in our cross platform initiatives and Arbitron Mobile, was $3.0 million, compared to $1.0 million in the first quarter last year.

Operating income in the first quarter 2012 increased 7.4 percent, to $31.2 million from $29.1 million in the first quarter 2011.

EBIT (earnings before interest and income tax expense) for the first quarter 2012 was $28.9 million, an increase of 8.7 percent compared with EBIT of $26.6 million for the first quarter of 2011. The Company’s EBIT margin for the first quarter 2012 increased to 27.1 percent from 26.3 percent in the first quarter of 2011.

EBITDA (earnings before interest, income taxes, depreciation and amortization) was $36.6 million in the first quarter of 2012, an increase of 8.1 percent compared with EBITDA of $33.9 million in the first quarter of 2011. The Company’s EBITDA margin for the first quarter 2012 increased to 34.4 percent from 33.6 percent in the first quarter of 2011.

Management Comment on First Quarter 2012 Results
Said William T. Kerr, President and Chief Executive Officer:

“Our results and our activities in the first quarter are well aligned with our long standing priorities for enhancing our core services and for generating revenue growth.”

“We unveiled our marketing mix modeling service at the recent Advertising Research Foundation convention. We expect to have the complete service up, running and ready to improve radio’s visibility among the top agency media planners by the middle of the summer.”

“Digital radio remains a key priority as we continue our work to follow radio onto its new digital platforms in order to quantify this growing audience segment thereby enabling customers to monetize it.”

“Our cross platform initiatives continue to demonstrate the value that our unique personal, passive and portable measurement technologies can bring to this emerging marketplace.”

“Finally, with the launch of a new, syndicated mobile measurement panel, Arbitron Mobile is moving to expand its footprint here in the United States,” said Mr. Kerr.

2012 Full-Year Guidance
Arbitron is reiterating its revenue and earnings per share guidance for 2012.

Arbitron expects 2012 revenue to increase between 5 percent and 7 percent over its 2011 revenue of $422.3 million. Arbitron’s cross platform initiative and Arbitron Mobile are expected to account for $4 million to $7 million of the Company’s 2012 revenue compared to $1.5 million in 2011.

The Company anticipates 2012 earnings per share (diluted) between $2.15 and $2.30, an increase of 8 percent to 15 percent over comparable 2011 earnings per share (diluted) of $2.00, which excludes the impact of an impairment charge of $0.07 per share (diluted) taken in the 4th quarter 2011. These estimates include anticipated net investment of approximately $12 million pre-tax in Arbitron’s cross platform initiatives and Arbitron Mobile in 2012.

Earnings Conference Call: Schedule and Access
Arbitron will host a conference call at 10:00am Eastern Time, Thursday April 19.

The Company invites you to listen to the call toll-free by dialing (877) 262-6702. The conference call can be accessed from outside the United States by dialing (443) 863-7301. To participate, users will need to use the following code: 68568491. The call will also be available live on the Internet at the following sites: www.arbitron.com and www.streetevents.com.

A replay of the call will be available from 1:00pm on April 19, 2012, through 11:59pm on April 26, 2012. To access the replay, please call (toll-free) (855) 859-2056 in the United States or (404) 537-3406 if you’re calling from outside of the United States. Replay listeners will need to enter the following code: 68568491.

Presentation of Non-GAAP Information
The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to either net income as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

About Arbitron
Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving the media—radio, television, cable, and out-of-home; the mobile industry; as well as advertising agencies and advertisers around the world. Arbitron’s businesses include: measuring network and local market radio audiences across the United States; surveying the retail, media, and product patterns of U.S. consumers; providing mobile audience measurement and analytics in the United States, Europe, Asia, and Australia; and developing application software used for analyzing media audience and marketing information data.

The Company has developed the Portable People Meter™ (PPM™) and the PPM 360™, new technologies for media and marketing research.

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Portable People MeterTM PPMTM and PPM 360™ are marks of Arbitron Inc.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully obtain and/or maintain Media Rating Council, Inc. (“MRC”) accreditation for our audience ratings services;

•	renew contracts with key customers;

•	collect, manage, and process the consumer information we utilize in our media marketing and information services in compliance with applicable data protection and privacy statutes, regulations, and other requirements;

•	successfully execute and maintain our cross-platform and mobile measurement initiatives;

•	support our current and future services by designing, recruiting, and maintaining research samples that appropriately balance quality, size and, operational cost;

•	successfully develop, implement, and fund initiatives designed to enhance sample quality;

•	successfully manage costs associated with cell phone household recruitment, targeted in-person recruitment, and address-based sampling;

•	successfully maintain and promote industry usage of our media and marketing information services, a critical mass of broadcaster encoding, and the proper understanding of our services and methodologies in light of governmental actions, including investigation, regulation, legislation or litigation, customer or industry group activism, or adverse community or public relations efforts;

•	successfully manage the impact on our business of the current economic environment generally, and in the advertising market, including, without limitation, the insolvency of any of our customers or the impact of economic environment on our customers’ ability to fulfill their payment obligations to us;

•	successfully integrate acquired operations, including differing levels of management and internal control effectiveness at the acquired entity;

•	effectively respond to rapidly changing technologies by creating proprietary systems to support our research initiatives and by developing new services that meet marketplace demands in a timely manner;

•	successfully execute our business strategies, including evaluating and, where appropriate, entering into potential acquisition, joint-venture or other material third-party agreements;

•	successfully develop and implement technology solutions to identify and report consumer use of new and existing forms of media content and delivery, and advertising in an increasingly competitive environment; and

•	compete with companies that may have financial, marketing, sales, technical or other advantages over us.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2011, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

(Tables to follow)

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended March 31, 2012 and 2011
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,			%
	2012	2011	Change	Change
Revenue	$106,394	$100,869	$5,525	5.5%
Costs and expenses
Cost of revenue	47,448	45,679	1,769	3.9%
Selling, general and administrative	18,003	17,109	894	5.2%
Research and development	9,718	8,995	723	8.0%
Total costs and expenses	75,169	71,783	3,386	4.7%
Operating income	31,225	29,086	2,139	7.4%
Equity in net loss of affiliate	(2,356)	(2,532)	176	(7.0%)
Earnings before interest and income taxes	28,869	26,554	2,315	8.7%
(1)
Interest income	20	6	14	233.3%
Interest expense	129	164	(35)	(21.3%)
Earnings before income taxes	28,760	26,396	2,364	9.0%
Income tax expense	10,953	10,149	804	7.9%
Net Income	17,807	16,247	1,560	9.6%
Income per weighted-average common share
Basic	$0.65	$0.60	$0.05	8.3%
Diluted	$0.64	$0.59	$0.05	8.5%
Weighted-average shares used in calculations
Basic	27,246	27,079	167	0.6%
Diluted	27,742	27,595	147	0.5%
Dividends per common share	$0.10	$0.10	—	—
Other data:
EBITDA (1)	$36,612	$33,869	$2,743	8.1%
Non-cash share-based compensation	$2,168	$2,005	$163	8.1%

(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months Ended March 31, 2012 and 2011
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2012	2011
Net income	$17,807	$16,247
Income tax expense	10,953	10,149
Net interest expense	109	158
EBIT (2)	$28,869	$26,554
Depreciation and amortization	7,743	7,315
EBITDA (2)	$36,612	$33,869
EBIT Margin (2)	27.1%	26.3%
EBITDA Margin (2)	34.4%	33.6%

(2) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals.

EBIT is calculated by adding back net interest expense and income tax expense to net income. EBITDA is calculated by adding back net interest expense, income tax expense, and depreciation and amortization to net income.

EBIT margin and EBITDA margin are calculated as percentages of revenue.

EBIT and EBITDA should not be considered substitutes either for net income as indicators of Arbitron’s operating performance, or for cash flow as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc.
Condensed Consolidated Balance Sheets
March 31, 2012 and December 31, 2011
(In thousands)

	March	December 31,
	31,
	2012	2011
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$36,185	$19,715
Trade receivables	51,402	62,886
Property and equipment, net	67,693	70,651
Goodwill, net	45,627	45,430
Other assets	34,439	40,286
Total assets	$235,346	$238,968
Liabilities and Stockholders’ Equity:
Deferred revenue	$38,137	$37,080
Other liabilities	70,997	75,072
Stockholders’ equity	126,212	126,816
Total liabilities and stockholders’ equity	$235,346	$238,968

Note: The December 31, 2011 Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Form 10-K for the fiscal year ended December 31, 2011.